As filed with the Securities and Exchange Commission on June 2, 2003

Registration No. 333-103285

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 2 to:

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCUR TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-1608052
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

6222 185th Avenue NE

Redmond, Washington 98052

(425) 702-8808

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

S. Steven Singh

President and Chief Executive Officer

Concur Technologies, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

(425) 702-8808

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Horace L. Nash, Esq.

David A. Bell, Esq.

Alexandra Shin, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Approximate date of commencement of proposed sale to the public:    from time to time after the effective date of this Registration Statement until the sale of all shares registered hereunder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.001 per share	4,695,288	$3.92	$18,405,528.96	$1,694	(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock on the Nasdaq National Market on February 13, 2003.
(2)	Fee paid on February 18, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 is being filed for the sole purpose of adding the consent of Ernst & Young LLP, Concur’s independent auditors, to Amendment No. 1 of the registration statement. No changes have been made to the text of the registration statement other than to Item 16 (Exhibits) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of shares of common stock being registered hereby. We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable broker’s commissions and expenses. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$1,694
Accounting fees and expenses	20,000
Legal fees and expenses	15,000
Miscellaneous	3,000
Total	$39,694

ITEM 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act.

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we are permitted to indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law;

•	if a director or executive officer agrees to repay us, we must advance his or her expenses with respect to a legal proceeding for which indemnification is determined to be unavailable, subject to limited exceptions;

•	the rights conferred in the bylaws are not exclusive; and

•	we may not retroactively amend the bylaw provisions relating to indemnity.

Our policy is to enter into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify and hold harmless our directors and executive officers to the fullest possible extent permitted by law including against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding (subject to limited exceptions) on account of their services as our directors, officers, employees or agents or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at our request.

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The indemnification provision in the bylaws, and the indemnity agreements may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

As authorized by our bylaws, we have obtained directors and officers liability insurance.

We entered into underwriting agreements with investment banks and certain of our stockholders in connection with our initial public offering and secondary public offering pursuant to which the underwriters agreed to indemnify us, our directors and executive officers against certain liabilities, including liabilities arising under the Securities Act. We have also entered into merger agreements under which the parties to those agreements have agreed to indemnify us and our directors, officers, employees and controlling persons against specified liabilities, including liabilities arising under the Securities Act.

Likewise, stockholders exercising registration rights under our Third Amended and Restated Investors’ Rights Agreement, as amended, have agreed to indemnify us, our directors and our officers who sign the registration statement against certain liabilities including liabilities arising under the Securities Act.

ITEM 16.    Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Title

2.01*

Agreement and Plan of Reorganization between Concur Technologies, Canoe Acquisition Corp., Captura Software, Inc. and Fred Harman, as Representative, dated July 31, 2002 (incorporated herein by reference to Exhibit 2.01 of Concur Technologies’ Current Report on Form 8-K, as amended, filed with the SEC on August 14, 2002).

2.02*

Amendment to the Agreement and Plan of Reorganization by and among Concur Technologies, Captura, on behalf of itself and as successor in interest to Canoe, Representative, and certain former stockholders of Captura, dated as of December 16, 2002 (incorporated herein by reference to Exhibit 2.01 of Concur Technologies’ Current Report on Form 8-K filed with the SEC on December 19, 2002).

4.01*	Declaration of Registration Rights dated July 31, 2002.

5.01*	Opinion of Fenwick & West LLP regarding validity of the securities being registered.

23.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of Ernst & Young LLP, Independent Auditors.

24.01*	Power of Attorney (included on the signature page to the original filing of this registration statement).

*	Included in the original filing of this registration statement.

ITEM 17.    Undertakings.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

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(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(5)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act of 1934.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

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*REVISED*

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redmond, state of Washington, on June 2, 2003.

CONCUR TECHNOLOGIES, INC.

By:	/s/ S. Steven Singh
S. Steven Singh President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2003.

Signature	Title
Principal Executive Officer:

/s/ S. STEVEN SINGH S. Steven Singh	President, Chief Executive Officer and Chairman of the Board

Principal Financial and Principal Accounting Officer:

/s/ JOHN F. ADAIR John F. Adair	Chief Financial Officer

Directors:

* Michael W. Hilton	Director

* Norman A. Fogelsong	Director

* Michael J. Levinthal	Director

* William P. Hannon	Director

* Robert Finzi	Director

* By:	/s/ JOHN F. ADAIR
John F. Adair, Pursuant to Power of Attorney

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EXHIBIT INDEX

Exhibit Number		Exhibit Title

2.01	*

Agreement and Plan of Reorganization between Concur Technologies, Canoe Acquisition Corp., Captura Software, Inc. and Fred Harman, as Representative, dated July 31, 2002 (incorporated herein by reference to Exhibit 2.01 of Concur Technologies’ Current Report on Form 8-K, as amended, filed with the SEC on August 14, 2002).

2.02	*

Amendment to the Agreement and Plan of Reorganization by and among Concur Technologies, Captura, on behalf of itself and as successor in interest to Canoe, Representative, and certain former stockholders of Captura, dated as of December 16, 2002 (incorporated herein by reference to Exhibit 2.01 of Concur Technologies’ Current Report on Form 8-K filed with the SEC on December 19, 2002).

4.01	*	Declaration of Registration Rights dated July 31, 2002.

5.01	*	Opinion of Fenwick & West LLP regarding validity of the securities being registered.

23.01	*	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02		Consent of Ernst & Young LLP, Independent Auditors.

24.01	*	Power of Attorney (included on the signature page to the original filing of this registration statement).

*	Included in the original filing of this registration statement.